Exhibit 10.1
MARTHA STEWART LIVING OMNIMEDIA, INC.
BONUS CONVERSION POLICY
          This MARTHA STEWART LIVING OMNIMEDIA, INC. BONUS CONVERSION POLICY (the “Policy”) authorizes certain eligible officers of the Company as designated by the Compensation Committee (in each instance, a “Named Eligible Individual”) to elect to convert up to $100,000 of any annual cash bonus that they have been awarded under the Martha Stewart Living Omnimedia, Inc. Annual Incentive Plan (the “Plan”) into Restricted Stock Units (“Stock Units”) representing the number of shares of the Martha Stewart Living Omnimedia, Inc. Class A Common Stock having a value equal to 115% of the amount of cash bonus being converted. We have provided definitions for certain capitalized terms not otherwise defined in Section 9 below.
          1. PURPOSE
          The Policy was adopted to provide a means whereby the Named Eligible Individuals may develop an increased sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders.
          2. ADMINISTRATION
          The Policy shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have full authority to establish the rules and regulations relating to the Policy, to interpret the Policy and those rules and regulations, to select the Named Eligible Individuals in any year to participate in the Policy, to decide the facts in any case arising under the Policy and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Policy, including the delegation of such authority or power, where appropriate. The Committee’s administration of the Policy, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company, its stockholders and the Participants and their beneficiaries.
          3. ELIGIBILITY
          “Named Eligible Individuals” means any Eligible Individuals under the Plan designated by the Committee in any given fiscal year.
          4. EFFECTIVE DATE
          The Effective Date of the Policy is February 22, 2007.

          5. STOCK UNITS
                    (a) 1999 Stock Incentive Plan and Restricted Stock Unit Agreements. The Stock Units to be awarded in connection with the Policy will be granted pursuant to Section 8 of the Company’s 1999 Stock Incentive Plan (the “Plan”), which provision provides for the grant of Performance Units to eligible individuals under the Plan, and pursuant to Restricted Stock Unit Agreements (each an “Agreement”) to be entered into between the Company and any Named Eligible Individual who elects to participate. The Stock Units will have the terms set forth in such Named Eligible Individual’s Agreement and, to the extent not set forth in such Agreement, in the Plan or in this Policy. The Stock Units will not be designated as “Qualified Performance-Based Awards” (as defined in the Plan), meaning that the settlement of the Stock Units shall not be conditioned on the attainment of any Performance Goals (as defined in the Plan). The Agreements will be in a form approved by the Committee.
                    (b) Number of Shares. A Named Eligible Individual may elect to convert into Stock Units up to $100,000, per fiscal year, of the cash bonus to which they are otherwise entitled pursuant to annual bonus determinations made by the Committee under the Company’s Annual Incentive Plan. Upon electing to convert a cash bonus into Stock Units by the execution of an Agreement, such Named Eligible Individual will receive Stock Units representing that number of Shares having a value, based on the closing price of a Share as reported on the Stock Exchange on the last business day immediately preceding the later of (a) the Effective Date of this Policy and (b) the date on which the Committee determined the actual amount of cash bonus to be awarded to the Participant under the Company’s Annual Incentive Plan for performance in the prior fiscal year (such later date, the “Bonus Determination Date”), equal to 115% of the amount of cash bonus being converted.
                    (c) Election Period. Unless otherwise specified by the Committee, a Named Eligible Individual will have 5 business days, from and including the Bonus Determination Date, to elect to convert up to $100,000 of his or her cash bonus into Stock Units, and the amount to be converted, if any. Such election will be evidenced by the execution by such Named Eligible Individual of an Agreement.
                    (d) Delivery of Shares. Upon satisfying the specified Conditions applicable to a grant of Stock Units, and unless otherwise set forth in the Grantee’s Agreement, the Company will deliver to the Grantee or the Grantee’s beneficiary or estate, as the case may be, a certificate or certificates evidencing the Shares represented by the Stock Units.
                    (e) Vesting of Stock Units. Unless otherwise set forth in the Agreement, Stock Units granted to a Named Eligible Individual pursuant to this Policy will vest in accordance with the following schedule: 33% will vest on the first anniversary of the Bonus Determination Date; 33% will vest on the second anniversary of the Bonus Determination Date; and 34% will vest on the third anniversary of the Bonus Determination. In the event that a Named Eligible Individual’s employment with the Company is terminated during this three year period due to death or disability or pursuant to the terms of any arrangement between the Named Eligible Individual and the Company, the Stock Units shall immediately vest in full. In the event that a Named Eligible Individual’s employment with the Company is otherwise terminated during this three year period, such Named Eligible

Individual will forfeit the number of Stock Units representing the 15% surplus beyond the cash bonus awarded prior to the conversion election (such forfeiture applying only to the remaining unvested portion of such award), and shall immediately vest in full as to the remainder.
For illustrative purposes only, and subject to the vesting and other terms specified in the Agreement, which terms shall control, the following is an example of how the vesting described above would be implemented (calculations are approximated/rounded for illustrative purposes):
Assuming a Grantee elects to convert $100,000 of cash bonus into Stock Units, s/he would be entitled to a 15% mark-up, valued at $15,000. Assuming that the closing stock price is $20.00 on the last business day immediately preceding the Bonus Determination Date, Grantee would be entitled to Stock Units representing 5,750 shares, of which 5,000 shares would be based on the initial cash bonus, and 750 shares would be based on the 15% mark-up. On the first anniversary of the Bonus Determination Date, Grantee would vest with respect to 33% of the 5,750, or approximately 1,898 shares, of which 248 shares would be based on the 15% mark-up. Assuming that Grantee resigned from the Company prior to the second anniversary of the Bonus Determination Date, he would forfeit the Stock Units representing the remainder of the mark-up shares, or 502 shares (= 750 mark-up shares less the 248 mark-up shares that vested on the first anniversary). Grantee would immediately vest upon termination with respect to the remaining 3,350 shares.
                    (f) Waiver of Restrictions and Acceleration. By written notice to a Grantee, the Board or Committee may waive restrictions and may accelerate the date on which a Stock Unit may become vested.
          6. REQUIREMENTS OF LAW
          We will not issue any Shares under the Plan or in connection with the Policy if doing so would result in a violation by us or anyone else of any law or regulation, including any federal or state securities law or regulation. We are not obligated to register any Shares or other securities covered by the Plan under the Securities Act. We are not obligated to take any action to cause Shares issued or sold because of the grant or vesting of Stock Units to comply with any law or regulation, including the Securities Act and the regulations thereunder.
          7. TRANSFER RESTRICTIONS
          The Stock Units shall not be transferable by the Grantee by means of sale, assignment, exchange, encumbrance, pledge or otherwise.
          8. AMENDMENT AND TERMINATION OF THE POLICY
          The Committee may amend, suspend or terminate the Policy at any time and for any reason. Except as permitted under any Agreement or the Plan, no amendment,

suspension or termination of the Policy will alter or impair any rights or obligations under any Stock Unit previously granted under the Plan in connection with the Policy without the Grantee’s consent. With the consent of a Grantee, the Committee may amend any Agreement with such Grantee in a manner not inconsistent with the Plan and this Policy.
          9. DEFINITIONS
          For purposes of interpreting the Policy and related documents (including Agreements), the following definitions will apply:
          “Board” means the board of directors of the Company.
          “Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.
          “Company” means Martha Stewart Living Omnimedia, Inc., a Delaware corporation, and any successor or assignee of Martha Stewart Living Omnimedia, Inc. that assumes the Plan or awards granted thereunder.
          “Conditions” means, as applicable, the continuous service requirements that must be met before Stock Units become vested.
          “Grantee” means a Named Eligible Individual to whom the Company has granted awards under the Plan and this Policy.
          “Securities Act” means the Securities Act of 1933, as in effect on the Effective Date or as hereafter amended.
          “Shares” means shares of the Class A Common Stock.
          “Stock Exchange” means the OTC Bulletin Board, the New York Stock Exchange, the Nasdaq Stock Market and any other established national or regional stock exchange on which the Class A Common Stock is listed or admitted to trading.
          “We,” “us” and “our” refer to the Company.
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          The Committee duly adopted and approved the Policy on the 22nd day of February, 2007.